As of April 30, 2003, the following person or entity now own more than 25% of a fund's voting security:
PERSON/ENTITY                                FUND                   PERCENTAGE
Merrill Lynch Pierce Fenner & Smith Inc.     MFS Intermed Invest       22.68%
                                             Grade Bond Fund

State Street Bank & Trust Co. Cust          MFS Research Bond Fund    28.02%
MFS Research Bond Fund J


As of April 30, 2003, the following persons or entity that no longer owns 25% of a fund's voting security:

PERSON/ENTITY                                FUND
TRS MFS Def Contribution Plan                MFS Limited Maturity Fund

Joan Batchelder                              MFS Intermed Invest
                                             Grade Bond Fund

TRS MFS Pension Plan                         MFS Intermed Invest
                                             Grade Bond Fund